UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2022

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

811 Louisiana St, Suite 2100

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	TRGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

The information contained in the following Item 8.01 related to, and the accompanying, Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On June 22, 2022, Targa Resources Corp. (the “Company”) and certain of its subsidiary guarantors named therein (the “Subsidiary Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Mizuho Securities USA LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, pursuant to which the Company agreed to issue and sell $1.25 billion in aggregate principal amount of senior notes (the “Offering”) consisting of (i) $750.0 million in aggregate principal amount of the Company’s 5.200% Senior Notes due 2027 (the “2027 Notes”) and (ii) $500.0 million in aggregate principal amount of the Company’s 6.250% Senior Notes due 2052 (the “2052 Notes” and together with the 2027 Notes, the “Notes”).

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors. The Underwriting Agreement contains customary representations and warranties by the Company. The Underwriting Agreement also contains customary indemnification and contribution provisions whereby the Company and the underwriters have agreed to indemnify each other against certain liabilities. The Notes were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to a shelf registration statement on Form S-3 (File No. 333-263730), as amended.

The Notes will be issued pursuant to that certain Indenture, dated as of April 6, 2022 (the “Base Indenture”), as supplemented by that certain Third Supplemental Indenture (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee. The 2027 Notes will mature on July 1, 2027. The 2052 Notes will mature on July 1, 2052. Interest on the 2027 Notes will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2023. Interest on the 2052 Notes will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2023. Interest on the Notes will accrue from July 7, 2022. The Company may redeem all or a part of the Notes at any time at the applicable redemption prices.

Upon the occurrence of an event of default under the Indenture, which includes payment defaults, defaults in the performance of affirmative and negative covenants and bankruptcy and insolvency related defaults, the obligations of the Company under the Notes may be accelerated, in which case the entire principal amount of the Notes would be immediately due and payable.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company expects to use the net proceeds from the Offering to fund a portion of its acquisition of all the outstanding interests in Lucid Energy Delaware, LLC for aggregate cash consideration of $3.55 billion (the “Lucid Acquisition”). The closing of the Offering is not contingent on the consummation of the Lucid Acquisition. If the Company does not complete the Lucid Acquisition, it expects to use the net proceeds from this Offering for general corporate purposes, which may include, among other things, repayment of indebtedness, capital expenditures, additions to working capital, investments in its subsidiaries and other acquisitions.

Certain of the underwriters or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Company and certain of the Company’s affiliates, for which they have received customary compensation, and they may continue to do so in the future. The Company’s affiliates have entered into, and may in the future enter into, derivative financial transactions with certain of the underwriters or their respective affiliates on terms it believes to be customary in connection with these transactions. Certain of the underwriters or their affiliates are lenders under the Company’s revolving credit facility and may be holders of the Company’s notes. Accordingly, to the extent proceeds are used to repay any indebtedness, such underwriters or affiliates may receive a portion of any net proceeds from the Offering.

On June 22, 2022, the Company issued a news release announcing the pricing of the Offering. A copy of the news release is attached hereto, furnished as Exhibit 99.1 and incorporated in this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

1.1	Underwriting Agreement, dated June 22, 2022, by and among Targa Resources Corp., certain subsidiary guarantors named therein and Mizuho Securities USA LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

99.1	Press Release dated June 22, 2022, announcing the pricing of the Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: June 23, 2022	By:	/s/ Jennifer R. Kneale
Jennifer R. Kneale
Chief Financial Officer

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